Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-219037) pertaining to the Exelon Employee Savings Plan for Represented Employees at Clinton of our report dated July 26, 2022, with respect to the statement of net assets available for benefits as of February 1, 2022, and the related statement of changes in net assets available for benefits for the period from January 1, 2022 through February 1, 2022, which appears on the February 1, 2022 Annual Report on the Form 11-K of the Exelon Employee Savings Plan for Represented Employees at Clinton.

/s/ MITCHELL & TITUS, LLP
Chicago, Illinois
July 26, 2022